Exhibit (a)(20)

Stock Option Exchange Opportunity

Closes TODAY at 5:00 p.m. Eastern Time

      If you have not previously elected to exchange your eligible stock options, you may still do so online at www.corporate-action.net/charter until 5:00 p.m. Eastern Time today. You must enter the PIN number that was included in your notification mailing.

      If you have any questions or have misplaced your PIN, contact Mellon Customer Service at 1-888-778-1316.

      Mellon must receive all decisions by 5:00 p.m. Eastern Time TODAY.